EXHIBIT 99.1

NEWS BULLETIN		RE:	PEERLESS SYSTEMS CORPORATION
2381 Rosecrans Avenue
	FROM:		El Segundo, CA 90245
FRB	WEBER SHANDWICK		Nasdaq: PRLS
FINANCIAL COMMUNICATIONS

FOR FURTHER INFORMATION:

At The Company:	At FRB | Weber Shandwick:
William R. Neil	Linda Chien	Scott Malchow
Chief Financial Officer	General Information	Investor/Analyst Information
(310) 297-3146	(310) 407-6547	(310) 407-6505

FOR IMMEDIATE RELEASE

June 12, 2003

PEERLESS SYSTEMS REPORTS FIRST QUARTER

FISCAL YEAR 2004 RESULTS

Selected First Quarter Highlights:

•	Maintained solid cash and investments balance of $17.0 million, or $1.10 per share
•	Launched Partner to Develop™ program to strengthen OEM and channel relationships

•	Subsequent to the end of the quarter, Legend began initial shipments of its 22-page per minute monochrome printer based on Peerless’ imaging software development kit (SDK)

El Segundo, Calif., June 12, 2003 – Peerless Systems Corporation (Nasdaq: PRLS), a provider of imaging and networking controllers to the digital document markets, today reported financial results for the first quarter ended April 30, 2003.

First Quarter Fiscal 2004 Results

For the first fiscal quarter ended April 30, 2003, the Company reported revenues of $5.7 million, a 33.9 percent decrease from $8.6 million for the same quarter of the prior fiscal year, and a sequential decrease of 31.4 percent from $8.3 million reported in the previous quarter. The decrease in sales was attributable to lower levels of licensing fees based on timing of license payments and engineering services revenues generated from design win activity. The results of the quarter exceeded management’s prior guidance and were better than expected due to increased sales of application-specific integrated circuits (ASICs).

During the quarter, the Company signed three license agreements totaling $0.9 million, all of which was recognized as revenue in the first quarter. Engineering services contract backlog decreased to $0.5 million at April 30, 2003, compared with $0.8 million at January 31, 2003. As of April 30, 2003, the Company had $4.3 million in licensing agreements to be recognized over the next four quarters, compared with $6.7 million as of January 31, 2003.

Gross margin for the first quarter was 53.0 percent, down from 58.9 percent for the same quarter of the prior fiscal year, and down from 67.1 percent in the fourth quarter of fiscal year 2003. Gross margin

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Peerless Systems Corporation

declined due primarily to product mix as lower margin sales of engineering services and ASICs contributed to a larger portion of total revenues in the first quarter.

The Company’s first quarter research and development expenses decreased 9.5 percent to $2.3 million, or 40.3 percent of revenues, from the previous quarter’s expenses of $2.5 million, or 30.5 percent of revenues, and $2.5 million, or 29.1 percent of revenues, in the comparable period last year. Sales and marketing expenses were unchanged at $1.2 million, or 20.6 percent of revenues, compared with the previous fiscal quarter’s $1.2 million, or 14.7 percent of revenues, and $1.1 million, or 12.7 percent of revenues, in the comparable period last year. General and administrative expenses for the first quarter decreased to $1.0 million, or 17.1 percent of revenues, compared with the previous fiscal quarter’s $1.1 million, or 12.7 percent of revenues, and $1.3 million, or 14.9 percent of revenues, in the comparable period last year. Included in general and administrative expenses for the first quarter was an insurance reimbursement in the amount of $200,000 for legal costs associated with the dismissal of a class action lawsuit in November 2002.

During the first quarter, the Company was favorably impacted by a gain on the sale of Netreon, Inc., a privately held developer of storage area network software. Previously announced on February 20, 2003, the Company sold its remaining interest and recorded a $971,000 gain on the sale. Also during the first quarter, the Company realized a $639,000 gain associated with a subtenant lease buyout. Additionally, the Company recorded a $121,000 loss for a correction to fiscal year 2002 accrued interest.

Net loss for the first quarter of fiscal year 2004 was $180,000, or $0.01 per share, compared with net income of $578,000, or $0.04 per share, for the same quarter of fiscal 2003 and net income of $528,000, or $0.03 per share, in the previous quarter.

At April 30, 2003, days sales outstanding (DSO) for receivables and unbilled increased to 48, compared with 23 at January 31, 2003, as a result of several licensing transactions that occurred near the end of the quarter. The Company concluded the first quarter with total assets of $24.4 million, including cash and investments of $17.0 million, or $1.10 per share, down from $18.0 million as of January 31, 2003. Stockholders’ equity remained level with the prior quarter at $16.2 million.

Commenting on first quarter results, Howard J. Nellor, President and Chief Executive Officer of Peerless Systems Corporation, said, “As we expected, first quarter revenues declined from fourth quarter levels, but exceeded our previous guidance range of $5.0 to $5.5 million. We ended the quarter with a strong cash and investments balance of $17.0 million, well above our previous forecast of $16.0 million.”

Mr. Nellor continued, “We continue to make significant progress in the development of a line of high-performance color controllers used in digital document products for the rapidly growing office workgroup market. According to industry sources, the number of color laser printers and multifunction office products is expected to increase annually at a robust 30 percent over the next several years. Providing a powerful, yet cost-effective solution, our breakthrough technology will strongly benefit OEMs and channel customers by differentiating the advantages to help them capitalize on this growing market opportunity and increase their product sales.”

“The Sierra technology is operational and we are well along the sales cycle with our OEM customers,” commented Mr. Nellor. “We have moved beyond demonstrations and are now in discussions with

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Peerless Systems Corporation

OEMs as to how to incorporate our Sierra architecture into their products. While we work towards a forthcoming design win, we continue to execute our channel opportunities, targeting initial sales of high-performance color controllers in late 2003.”

“During the quarter, we launched a new marketing initiative called Partner to Develop to further strengthen our OEM and channel relationships,” added Mr. Nellor. “Under this program, our goal is to better understand the technology roadmap of our customers and to jointly develop new products and solutions. To this end, we have merged our sales and marketing units into a single, integrated organization. This new structure maximizes our resources and enables us to respond quickly to our customers’ needs from the initial stages of product development through to market introduction. With Peerless, OEMs have access to a broad range of cost-effective technologies, supporting the widest range of device speeds and functionality. We are committed to providing our OEM and channel customers with a full-service Peerless team focused on assisting customers to compete effectively in today’s dynamic imaging marketplace.”

Subsequent to the end of the first quarter, Peerless announced that the first Legend printer, a 22-page per minute monochrome printer, began shipments using Peerless’ imaging software development kit (SDK). In 2002, Legend licensed Peerless’ imaging technology for internal development of its monochrome printer products. “Peerless’ breadth of technologies and services, including our high-performance color architecture can provide Legend with a unique foundation to build Legend’s future printer products – from monochrome printers to networked, high-performance contone color products. Further details will be provided as future products using Peerless’s technology are introduced to the market,” concluded Mr. Nellor.

Guidance

The Company updates its previously stated guidance and expects second quarter revenues to be roughly similar to first quarter levels at $5.7 million, up from previous guidance of a continued sequential decline. After the second quarter, the Company expects revenues to increase as it attains design wins, recognizes engineering services revenues, receives third party licensing fees and achieves initial channel sales. As a result, the Company expects sequential revenue increases in the third and fourth quarters with the target of reaching a sustainable level of profitability by the end of the fiscal year 2004 fourth quarter.

The Company believes that its cash and investments balance at April 30, 2003 will be sufficient to fund its operations through to a sustainable level of profitability and positive cash flow. The Company expects to end the second quarter with cash and investments above $14.0 million. Cash use is expected in the third quarter, but for the full fiscal year, the Company does not anticipate cash and investments to fall below $12.0 million on a worst case scenario. Should the Company succeed in achieving a low level of receivables, launch its channel product offerings on schedule and not require new engineering staffing, the Company could end the fiscal year with cash and investments above $14.0 million.

Peerless Systems Conference Call

Company management will hold a conference call to discuss its first quarter fiscal year 2004 results today at 5:00 p.m. Eastern/2:00 p.m. Pacific. Investors are invited to listen to the call live via the Internet at www.peerless.com. Please go to the web site at least 15 minutes early to register, download, and install any necessary audio software. A replay of the webcast will be available for 30 days.

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Peerless Systems Corporation

About Peerless Systems Corporation

Founded in 1982, Peerless Systems Corporation is a provider of imaging and networking controllers to the digital document markets, which include manufacturers of color, monochrome and multifunction office products and digital appliances. In order to process digital text and graphics, digital document products rely on a core set of imaging software and supporting electronics, collectively known as an imaging controller. Peerless’ broad line of scalable software and silicon offerings enables its customers to shorten their time-to-market and reduce costs by offering unique solutions for multiple products. Peerless’ customer base includes companies such as Canon, IBM, Kyocera/Mita, Minolta, Konica, OkiData, Ricoh, Seiko Epson and Xerox. Peerless also maintains strategic partnerships with Adobe, IBM Microelectronics, and Novell. For more information, visit the Company’s web site at www.peerless.com.

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995

This Release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. The use of such words in connection with or related to any discussion of or reference to future operations, opportunities or financial performance sets apart forward-looking statements. In particular, statements regarding the Company’s outlook for future business, financial performance and growth, profitability, product availability and potential applications and successes and the impact on future performance of organizational and operational changes all constitute forward-looking statements.

These forward-looking statements are just predictions and best estimations consistent with the information available to the Company at this time. Thus they involve known and unknown risks and uncertainties such that actual results could differ materially from those projected in the forward-looking statements made in this Release. Risks and uncertainties include those set forth in Peerless’ public filings with the Securities and Exchange Commission, including but not limited to the Company’s most recent Annual Report on Form 10-K dated January 31, 2003 in the Section called Risks and Uncertainties at pages 27 through 37, inclusive, filed on May 1, 2003, and the Company’s most recent Quarterly Report on Form 10-Q dated October 31, 2002 in the Section called Risks and Uncertainties at pages 17 through 27, inclusive, filed on December 16, 2002.

Current and prospective stockholders are urged not to place undue reliance on forward-looking statements, which speak only as of the date hereof. The Company is under no obligation, and expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. All forward-looking statements contained herein are qualified in their entirety by the foregoing cautionary statements.

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Peerless Systems Corporation

PEERLESS SYSTEMS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended April 30,
	2003		2002
Revenues:
Product licensing	$4,158	73.1%	$6,874	79.9%
Engineering services and maintenance	833	14.6%	1,692	19.7%
Other	696	12.2%	33	0.4%

Total revenues	5,687	100.0%	8,599	100.0%

Cost of revenues:
Product licensing	1,563	27.5%	2,542	29.6%
Engineering services and maintenance	808	14.2%	971	11.3%
Other	302	5.3%	20	0.2%

Total cost of revenues	2,673	47.0%	3,533	41.1%

Gross margin	3,014	53.0%	5,066	58.9%

Operating expenses:
Research and development	2,291	40.3%	2,502	29.1%
Sales and marketing	1,171	20.6%	1,091	12.7%
General and administrative	975	17.1%	1,281	14.9%

Total operating expenses	4,437	78.0%	4,874	56.7%

Income (loss) from operations	(1,423)	-25.0%	192	2.2%

Interest income, net	37	0.7%	110	1.3%
Other income, net	1,490	28.3%	—	0.0%

	1,527	29.0%	110	1.3%

Income before income taxes	104	4.0%	302	3.5%
Provision (benefit) for income taxes	284	5.0%	(276)	-3.2%

Net income (loss)	$(180)	-1.0%	$578	6.7%

Income (loss) per share—basic	$(0.01)		$0.04

Income (loss) per share—diluted	$(0.01)		$0.04

Weighted average common shares outstanding—basic	15,420		15,395

Weighted average common shares outstanding—diluted	15,420		15,825

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Peerless Systems Corporation

PEERLESS SYSTEMS CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands)

	April 30, 2003	January 31, 2003
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$13,769	$14,355
Restricted cash	20	20
Short-term investments	2,127	1,729
Trade accounts receivable, net	2,954	2,015
Unbilled receivables	73	88
Prepaid expenses and other current assets	1,093	797

Total current assets	20,036	19,004
Investments	1,109	1,945
Property and equipment, net	2,298	2,205
Other assets	800	953

Total assets	$24,243	$24,107

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$689	$688
Accrued wages	544	1,091
Accrued compensated absences	706	657
Other current liabilities	3,361	2,995
Deferred revenue	1,488	1,081

Total current liabilities	6,788	6,512
Other tax liabilities	912	980
Deferred rent	368	404

Total liabilities	8,068	7,896

Stockholders’ equity:
Common stock	15	15
Additional paid-in capital	49,026	48,882
Accumulated deficit	(32,753)	(32,573)
Treasury stock	(113)	(113)

Total stockholders’ equity	16,175	16,211

Total liabilities and stockholders’ equity	$24,243	$24,107

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